Exhibit 3.1

AMENDMENT TO THE BY-LAWS OF
TOLL BROTHERS, INC.

This Amendment (this “Amendment”) to the By-laws of Toll Brothers, Inc., a Delaware corporation (the “Corporation”), is effective as of January 20, 2016.  Capitalized terms used but not defined herein shall have the meanings set forth in the By-laws of the Corporation (the “By-laws”).

1.	Section 3-11 of the By-laws is hereby amended by deleting the text “only for cause, and” and replacing it with “with or without cause,”.

2.	Except as modified by this Amendment, the By-laws remain unchanged and, as modified, continue in full force and effect.